Exhibit 99.1

FNBH BANCORP, INC.

Date Submitted: July 29, 2008	Contact:	Janice B. Trouba
NASDAQ Symbol: FNHM		Senior Vice President and
Chief Financial Officer

(517) 545-2213

FNBH Bancorp, Inc. Announces

June 30, 2008 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced financial results for the six months ended June 30, 2008. The Corporation reported a net loss for the six months of $4,044,000 compared to a net loss of $2,234,000 for the same period in 2007. For the quarter ended June 30, 2008, a net loss of $4,623,000 was reported compared to a net loss of $3,213,000 for the same period last year. Return on assets for the six months fell to a negative 1.93% in 2008 compared to a negative .97% for the same period in 2007. Return on equity for the six months ended June 30, 2008 was a negative 19.71% compared to a negative 9.05% in 2007.

President and CEO, Ronald Long, stated “Our second quarter results reflect an increased provision for loan losses resulting from an extensive evaluation of our commercial loan portfolio. Through a combination of internal and external resources, loans aggregating approximately $140 million were specifically reviewed. Loan collateral valuations were updated as warranted by the challenging economic environment and additional reserves were provided accordingly. The loan review efforts targeted larger dollar relationships, land development loans, identified loans of concern and a sampling of loans throughout the portfolio. While adversely impacting our quarterly earnings, this extensive portfolio review enhances our ability to proactively manage relationships and minimize actual losses incurred.”

Long continued, “Our Bank remains well-capitalized and our balance sheet demonstrates good liquidity. Additionally, we have substantial reserves established for potential loan losses as our loan loss reserve increased to 4.61% of loans at the end of the quarter. Also, our net interest margin remains strong at 4.15%. To enhance future profitability, our management team will be devoting substantial effort to increase other revenue sources, identify efficiencies and reduce expenses.”

Nonperforming loans were $28.1 million at June 30, 2008 an increase from the $15.8 million reported at March 31, 2008, and the $16.6 million reported at June 30, 2007. The provision for loan losses for the first six months of 2008 was $1,426,000 higher than the same period of 2007, due to the extensive loan review mentioned above and declining real estate values as evidenced by recent appraisals, primarily with commercial real estate loans. The loan loss reserve was 4.61% of loans at June 30, 2008 as compared to 2.05% at June 30, 2007. Continued deterioration in the economy and/or real estate values will continue to have a negative impact on the level of nonperforming loans as well as the earnings of the Bank.

The decrease in earnings over the comparable period of the prior year was also impacted by lower net interest income as a result of net interest margin compression due to the recent cuts in the prime lending rate and a decrease in earning assets. The net interest margin for the six months ended June 30, 2008 was 4.15% compared to 4.36% at June 30, 2007. Average loan balances decreased $41 million in the first six months of 2008 compared to the same period in 2007 and average deposit balances also decreased $32 million in 2008. The average rate earned on earning assets decreased to 6.45% in 2008 from 7.16% in 2007; partially offsetting this unfavorable variance was a decrease in the average rates paid on deposits to 2.88% in 2008 from 3.55% in 2007.

Noninterest income was $367,000 (28.1%) higher in 2008 compared to 2007 as a result of a loss on securities in 2007 of $553,000 partially offset by lower service charge income, overdraft fees and loan late fees. Noninterest expense is $403,000 (5.7%) higher in 2008 than the comparable period in 2007 due to increased costs associated with loan collection, appraisal fees and losses on assets foreclosed.

At June 30, 2008, total assets were $425 million, a decrease of 5.4% from June 30, 2007. Loans decreased to $339 million, a 10.1% decrease from the previous year. Short term investments, certificates of deposit and investment securities increased $ 23 million at June 30, 2008 compared with the prior year period due to the Corporation’s desire to maintain high liquidity. Deposits decreased to $376 million, a 4.1% reduction since June 30, 2007. This decrease was primarily in brokered certificates of deposit since lower loan balances reduced the need for this type of funding. Capital remains strong at $36 million as of June 30, 2008.

As of June 30, 2008, FNBH Bancorp, Inc. and First National Bank remain well capitalized under applicable regulatory guidelines and requirements. Given uncertainties inherent in the current economic environment; the Corporation has decided to discontinue its quarterly dividend to shareholders, allowing preservation of capital to ensure the continued strong capital position of the Corporation.

First National Bank has been the bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes Hoefer & Arnett, at (800)800-4693, Monroe Securities Inc., at (800)766-5560, Stifel, Nicolaus & Co., Inc. at (800)676-0477, or Hill, Thompson, Magid & Co., Inc. at (866)291-6316.